Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), dated and effective as of February 1, 2010 (the “Effective Date”) is made by and between CHARTER COMMUNICATIONS, INC., a Delaware corporation (the “Company”), and MICHAEL J. LOVETT, an adult resident of Missouri (the “Executive”).

RECITALS:

WHEREAS, the Executive and the Company (the “Parties”) have previously entered into that certain Employment Agreement dated as of August 1, 2007, as amended (the “Old Employment Agreement”) and the Parties desire to amend and restate in its entirety the Old Employment Agreement in connection with Executive’s appointment as Chief Executive Officer of the Company;

WHEREAS, it is the desire of the Company to assure itself of the services of Executive by engaging Executive as its Chief Executive Officer and the Executive desires to serve the Company on the terms herein provided; and

WHEREAS, Executive’s agreement to the terms and conditions of Sections 16 and 18 are a material and essential condition of Executive’s employment with the Company hereafter under the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties agree as follows:

1. Certain Definitions.

“Allen” shall mean Paul G. Allen (and his heirs or beneficiaries under his will(s), trusts or other instruments of testamentary disposition), and any entity or group over which Paul G. Allen has Control and that constitutes a Person as defined herein.  For the purposes of this definition, “Control” means the power to direct the management and policies of an entity or to appoint or elect a majority of its governing board.

“Annual Base Salary” shall have the meaning set forth in Section 5.

“Board” shall mean the Board of Directors of the Company.

“Bonus” shall have the meaning set forth in Section 6.

The Company shall have “Cause” to terminate Executive’s employment hereunder upon:

(i)
Executive’s willful breach of a material obligation or representation under this Agreement, Executive’s willful breach of any fiduciary duty to the Company, or any act of fraud or willful and material misrepresentation or concealment upon, to or from the Company or the Board, in each case which causes, or should reasonably be expected (as of the time of such occurrence) to cause, substantial economic injury to or substantial injury to the business or reputation of the Company;

(ii)
Executive’s willful failure to adhere in any material respect to (A) the Company’s Code of Conduct in effect from time to time and applicable to officers and/or employees generally, or (B) any written Company policy, if such policy is material to the effective performance by Executive of the Executive’s duties under this Agreement, in each case which causes, or should reasonably be expected to cause, substantial economic injury to or substantial injury to the business or reputation of the Company;

(iii)	Executive’s misappropriation (or attempted misappropriation) of a material amount of the Company’s funds or property;

(iv)
Executive’s conviction of, the entering of a guilty plea or plea of nolo contendere or no contest (or the equivalent), or entering into any pretrial diversion program or agreement or suspended imposition of sentence, with respect to either a felony or a crime that adversely affects or could reasonably be expected to adversely affect the Company or its business reputation; or the institution of criminal charges against Executive, which are not dismissed within sixty (60) days after institution, for fraud, embezzlement, any felony offense involving dishonesty or constituting a breach of trust or moral turpitude;

(v)
Executive’s admission of liability of, or finding of liability by a court of competent jurisdiction for, a knowing and deliberate violation of any “Securities Laws.” As used herein, the term “Securities Laws” means any federal or state law, rule or regulation governing generally the issuance or exchange of securities, including without limitation the Securities Act of 1933, the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder;

(vi)	conduct by Executive in connection with Executive’s employment that constitutes gross neglect of any material duty or responsibility or willful misconduct or recklessness;

(vii)
Executive’s illegal possession or use of any controlled substance or excessive use of alcohol at a work function, in connection with Executive’s duties, or on Company premises; “excessive” meaning either repeated unprofessional use or any single event of consumption giving rise to significant intoxication or unprofessional behavior;

(viii)
Executive’s willful or grossly negligent commission of any other act or    willful failure to act in connection with the Executive’s duties as an executive of the Company which causes or should reasonably be expected (as of the time of such occurrence) to cause substantial economic injury to or substantial injury to the business reputation of the Company, including, without limitation, any material violation of the Foreign Corrupt Practices Act, as described herein below.

No termination of Executive’s employment shall be effective as a termination for Cause for purposes of this Agreement or any other “Company Arrangement” (as defined in Section 14(f)) unless the Executive shall first have been given written notice by the Board of its intention to terminate his employment for Cause, such notice (the “Cause Notice”) to state in detail the particular circumstances that constitute the grounds on which the proposed termination for Cause is based.  If Executive commits or is charged with committing any offense of the character or type specified in subparagraphs 1(e)(i), (ii), (iii), (vi) or (viii) above, Executive shall have ten (10) days after receiving such Cause Notice in which to cure such grounds to the reasonable satisfaction of the Board.  If, within twenty (20) days after such Cause Notice is given to Executive, the Board gives written notice to Executive confirming that, in the judgment of at least a majority of the members of the Board, Cause for terminating his employment on the basis set forth in the original Cause Notice exists, his employment hereunder shall thereupon be terminated for Cause, subject to de novo review, at Executive’s election, through arbitration in accordance with Section 32.  If Executive commits or is charged with committing any offense of the character or type specified in subparagraphs 1(e)(iv) or (v) above, then the Company at its option may suspend the Executive with or without pay.  If the Executive subsequently is convicted of, pleads guilty or nolo contendere (or equivalent plea) to, or enters into any type of suspended imposition of sentence or pretrial diversion program with respect to, any such offense (or any matter that gave rise to the suspension), the Executive shall immediately repay the after-tax amount of any compensation paid in cash hereunder from the date of the suspension.  Notwithstanding anything to the contrary in any stock option or equity incentive plan or award agreement, all vesting and all lapsing of restrictions on restricted shares shall be tolled during the period of suspension and all unvested options and restricted shares for which the restrictions have not lapsed shall terminate and not be exercisable by or issued to Executive if during or after such suspension the Executive is convicted of, pleads guilty or nolo contendere (or equivalent plea) to, or enters into any type of suspended imposition of sentence or pretrial diversion program with respect to, any offense specified in subparagraphs 1(e)(iv) or (v).

“Change of Control” shall mean the occurrence of any of the following events:

(i)
an acquisition of any voting securities of the Company by any “Person” or “Group” (as those terms are used for purposes of Section 13(d) or 14(d) of the Exchange Act of 1934, amended (the “Exchange Act”)), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty-five percent (35%) or more of the combined voting power of the Company’s then outstanding voting securities; provided, however, that voting securities which are acquired in a “Non-Control Transaction” (as hereinafter defined) assuming that the acquisition of voting securities for this purpose qualifies as Merger (as hereinafter defined) shall not constitute a Change of Control; and provided further that an acquisition of Beneficial Ownership of less than fifty percent (50%) of the Company’s then outstanding voting securities by any Equity Backstop Party (as defined in the Joint Plan) or the Allen Entities (as defined in the Joint Plan) shall not be considered to be a Change of Control under this clause (i);

(ii)
the individuals who, as of immediately after the effective date of the Company’s Chapter 11 plan of reorganization (the “Emergence Date”), are members of the Board (the “Incumbent Board”), cease for any reason to constitute a majority of the Board; provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director (excluding any director whose nomination or election to the Board is the result of any actual or threatened proxy contest or settlement thereof) was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board;

(iii)
the consummation of a merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued (a “Merger”), unless such Merger is a Non-Control Transaction.  A “Non-Control Transaction” shall mean a Merger where: (1) the stockholders of the Company, immediately before such Merger own directly or indirectly immediately following such Merger more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the entity resulting from such Merger or its controlling parent entity (the “Surviving Entity”), (2) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Merger constitute at least a majority of the members of the board of directors (or similar governing body) of the Surviving Entity, and (3) no Person other (X) than the Company, its subsidiaries or affiliates or any of their respective employee benefit plans (or any trust forming a part thereof) that, immediately prior to such Merger was maintained by the Company or any subsidiary or affiliate of the Company, or (Y) any Person who, immediately prior to such Merger had Beneficial Ownership of thirty-five percent (35%) or more of the then outstanding voting securities of the Company, has Beneficial Ownership of thirty-five percent (35%) or more of the combined voting power of the outstanding voting securities or common stock of the Surviving Entity; provided that this clause (Y) shall not trigger a Change of Control solely because, after such Merger, any Equity Backstop Party or any Allen Entity has Beneficial Ownership of more than thirty-five percent (35%) but less than fifty percent (50%) of the combined voting power of the outstanding voting securities or common stock of the Surviving Entity;

(iv)	complete liquidation or dissolution of the Company (other than where all or substantially all of assets of the Company are transferred to or remain with subsidiaries of the Company); or

(v)	the sale or other disposition of all or substantially all of the assets of the Company and its direct and indirect subsidiaries on a consolidated basis,

directly or indirectly, to any Person (other than a transfer to a subsidiary of the Company) unless such sale or disposition constitutes a Non-Control Transaction (with the disposition of assets being regarded as a Merger for this purpose).

Notwithstanding the foregoing a Change of Control shall not occur solely based on a filing of a Chapter 11 reorganization proceeding of the Company or the implementation of the “Joint Plan.”

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Committee” shall mean either the Compensation and Benefits Committee of the Board, or a Subcommittee of such Committee duly appointed by the Board or the Committee or any successor to the functions thereof.

“Company” shall have the meaning set forth in the preamble hereto.

“Company Stock” shall mean the common stock of the Company issued in connection with the Company’s emergence from its Chapter 11 reorganization and any stock received in exchange therefor.

“Date of Termination” shall mean (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death and (ii) if Executive’s employment is terminated pursuant to Section 13(a)(ii)-(vi), the date of termination of employment as provided thereunder.  After the Date of Termination, unless otherwise agreed by the Parties, Executive shall have no duties that are inconsistent with his having had a “separation from service” as of the Date of Termination for purposes of Section 409A of the Code.

For purposes of this Agreement, Executive will be deemed to have a “Disability” if, due to illness, injury or a physical or medically recognized mental condition, (a) Executive is unable to perform Executive’s duties under this Agreement with reasonable accommodation for 120 consecutive days, or 180 days during any twelve month period, as determined in accordance with this Section 1(l), or (b) Executive is considered disabled for purposes of receiving/qualifying for long term disability benefits under any group long term disability insurance plan or policy offered by Company in which Executive participates.  The Disability of Executive will be determined by a medical doctor selected by written agreement of Company and Executive upon the request of either Party by notice to the other, or (in the case of and with respect to any applicable long term disability insurance policy or plan) will be determined according to the terms of the applicable long term disability insurance policy/plan.  If Company and Executive cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will select a third medical doctor who will determine whether Executive has a Disability.  The determination of the medical doctor selected under this Section will be binding on both Parties.  Executive must submit to a reasonable number of examinations by the medical doctor making the determination of Disability under this Section 1(l), and to other specialists designated by such medical doctor, and Executive hereby authorizes the disclosure and release to Company of such determination and all supporting medical records.  If Executive is not legally competent, Executive’s legal guardian or duly authorized attorney-in-

fact will act in Executive’s stead under this Section 1(l) for the purposes of submitting Executive to the examinations, and providing the authorization of disclosure, required under this Section 1(l).

“Executive” shall have the meaning set forth in the preamble hereto.

“Good Reason” shall mean any of the events described herein that occur without Executive’s prior written consent: (i) any reduction in Executive’s Annual Base Salary, Target Bonus Percentage, or title except as permitted hereunder, (ii) any failure to pay Executive’s compensation hereunder when due; (iii) any material breach by the Company of a term hereof; (iv) relocation of Executive’s primary workplace to a location that is more than fifty (50) miles from the office where Executive is then assigned to work as Executive’s principal office; (v) a transfer or reassignment to another executive of material responsibilities that have been assigned to Executive (and were not identified by the Company to be assigned only on an interim basis at the time of assignment or thereafter) and generally are part of the responsibilities and functions assigned to a Chief Executive Officer of a public corporation or (vi) any change in reporting structure such that Executive no longer reports directly to the Board (in each case “(i)” through “(vi)” only if Executive objects in writing within 90 days after being informed of such events and unless Company retracts and/or rectifies the claimed Good Reason within 30 days following Company’s receipt of timely written objection from Executive); (vii) if within six months after a Change of Control, Executive has not received an offer from the surviving company to continue in his or her position immediately prior to such Change of Control under at least the same terms and conditions (except that the value of equity-based compensation granted or earned after such Change of Control need only be commensurate with the value of equity-based compensation given to executives with equivalent positions in the surviving company, if any) as set herein; (viii) the Company’s delivery of a notice of non-renewal of the Term, (ix) the failure of a successor to the business of the Company to assume the Company’s obligations under this Agreement in the event of a Change of Control during its term or (x) the expiration of six (6) months after a Change in Control (it being intended hereby that Executive can resign in his discretion for any reason within 30 days after six (6) months have expired after a Change in Control and such resignation shall be treated as having been for Good Reason hereunder).

“Notice of Termination” shall have the meaning set forth in Section 13(b).

“Performance Shares” shall mean any compensatory performance shares and compensatory performance units of the Company; and any securities or rights received in respect of the foregoing shares or units.

“Person” shall have the meaning set forth in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934.

“Plan” shall mean the 2009 Stock Incentive Plan as amended by the Company from time to time, and any successor thereto.

 “Pro-Rata Bonus” shall mean an amount equal to the pro-rata portion (based on the number of days during such calendar year Executive was employed) of the Bonus Executive would have otherwise earned during the year of his termination based on the degree to which the applicable performance goals with respect to Company performance are ultimately achieved for such year.

“Restricted Stock” shall mean any compensatory restricted stock or stock units of the Company or any of its affiliates; any compensatory phantom shares or analogous rights granted by or on behalf of the Company or any of its affiliates (other than Performance Shares); and any securities or rights received in respect of any of the foregoing securities or rights.

“Stock Option” shall mean any compensatory option or warrant to acquire securities of the Company or any of its affiliates; any compensatory stock appreciation right, phantom stock option or analogous right granted by or on behalf of the Company or any of its affiliates; and any securities or rights received in respect of any of the foregoing securities or rights.

“Term” shall have the meaning set forth in Section 2.

“Voluntary” and “Voluntarily” in connection with Executive’s termination of employment shall mean a termination of employment resulting from the initiative of the Executive, excluding a termination of employment attributable to Executive’s death or Disability.  A resignation by Executive that is in response to a communicated intent by the Company to discharge Executive other than for Cause is not considered to be “Voluntary” and shall be considered to be a termination by the Company for the purposes of this Agreement.

“Joint Plan” means the joint plan of reorganization of the Company, Charter Investment, Inc. and the Company’s direct and indirect subsidiaries filed pursuant to chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532s, on March 27, 2009.

2. Employment Term.  The Company hereby employs the Executive, and the Executive hereby accepts employment, under the terms and conditions hereof, for the period (the “Term”) beginning on the Effective Date hereof and terminating upon the earlier of (i) January 31, 2013 (the “Initial Term”) and (ii) the Date of Termination as defined in Section 1(k), and, if not terminated earlier in accordance with Section 13, will be automatically renewed for unlimited additional one-year periods unless either Party shall give written notice of non-renewal to the other Party not later than ninety (90) days prior to the end of the then-scheduled expiration of the Term.

3. Position and Duties.

(a) During the Term, Executive shall serve as the President and Chief Executive Officer of the Company; shall have the authorities, duties and responsibilities customarily exercised by an individual serving in those positions at an entity of the size and nature of the Company; shall be assigned no duties or responsibilities that are materially inconsistent with, or that materially impair his ability to discharge, the foregoing duties and responsibilities; shall have such additional duties and responsibilities (including service with affiliates of the Company), reasonably consistent with the foregoing, as may from time to time reasonably be assigned to him by the Board; shall, in his capacity as President and Chief Executive Officer of the Company, report solely and directly to the Board; and shall serve as a member of the Board.

(b) During the Term, Executive shall devote substantially all of his business time and efforts to the business and affairs of the Company.  However, nothing in this Agreement shall preclude Executive from: (i) serving on the boards of a reasonable number of business entities, trade associations and charitable organizations, (ii) engaging in charitable activities and community affairs, (iii) accepting and fulfilling a reasonable number of speaking engagements, and (iv) managing his personal investments and affairs; provided that such activities do not, either individually or in the aggregate, interfere with the proper performance of his duties and responsibilities hereunder; create a conflict of interest; or violate any provision of this Agreement; and provided further that service on the board of any business entity must be approved in advance by the Board.

4. Place of Performance.  During the Term, Executive’s primary office and principal workplace shall be the Company’s offices in or near St. Louis, Missouri, except for necessary travel on the Company’s business.

5. Annual Base Salary.  During the Term, Executive shall receive a base salary at a rate not less than $1,300,000 per annum (the “Annual Base Salary”), less standard deductions, paid in accordance with the Company’s general payroll practices for executives, but no less frequently than monthly.  The Annual Base Salary shall compensate Executive for any official position or directorship of a subsidiary or affiliate of the Company that Executive holds as a part of Executive’s employment responsibilities under this Agreement.  No less frequently than annually during the Term, the Committee shall review the rate of Annual Base Salary payable to Executive, and may, in its discretion, increase the rate of Annual Base Salary payable hereunder; provided, however, that any increased rate shall thereafter be the rate of “Annual Base Salary” hereunder.

6. Bonus.  Executive shall be paid an annual cash performance bonus (a “Bonus”) in respect of each calendar year that ends during the Term, to the extent earned based on performance against objective performance criteria.  The performance criteria for any particular calendar year shall be established by the Compensation Committee of the Board (the “Compensation Committee”), after consultation with Executive, no later than 90 days after the commencement of such calendar year.  Executive’s Bonus for a calendar year shall equal [165]% of his Annual Base Salary earned for that year (the “Target Bonus”) if target levels of performance for that year (as established by the Compensation Committee when the performance criteria for that year are established) are achieved, with greater or lesser amounts (including zero) paid for performance above and below target (such greater and lesser amounts to be determined by a formula established by the Compensation Committee for that year when it established the targets and performance criteria for that year).  Executive’s Bonus for a calendar year shall be determined by the Compensation Committee after the end of the calendar year and shall be paid to Executive during the calendar year following the performance year when annual bonuses for that year are paid to other senior executives of the Company generally.

7. Retention Bonus.  Executive shall be entitled to receive a cash payment equal to $2,210,000, payable in a single lump-sum within thirty (30) days following the Effective Date (the “Retention Bonus”).  In the event that Executive’s employment with the Company terminates at any time on or before the end of the Initial Term, either as a result of a termination by the Company for Cause (determined in accordance with this Agreement) or by Executive other than for Good Reason (all determined in accordance with this Agreement), Executive shall be required to repay to the Company, on a net after-tax basis (determined after taking into account available deductions), an amount equal to excess of the Retention Bonus over the product of (i) the Retention Bonus, times (ii) a fraction, the numerator of which is the number of full six (6)-month periods completed during the Initial Term on the Date of Termination (determined without regard to the early termination of the Initial Term), and the denominator of which is six (6).  Any amount required to be repaid under this Section 7 shall be repaid to the Company no later than thirty (30) days following the Date of Termination.

8. Long-Term Incentive Compensation.  For each calendar year that ends during the Term, Executive shall be granted long-term incentive compensation awards (each an “Annual LTI Grant”) at the time such awards are granted to senior executives of the Company generally, provided that Executive remains continuously employed by the Company through each such grant date.  Each Annual LTI Grant shall be in the form of Stock Options, Restricted Stock, and/or Performance Shares, as determined by the Committee; provided, however, the Executive’s Annual LTI Grant in 2010 shall consist of a Stock Option grant to purchase at least 215,000 shares of Common Stock, that will become vested and non-forfeitable in accordance with the same terms and conditions applicable to other participants generally in the second round of equity grants  to be made in connection with the Company’s emergence from restructuring.  Each Annual LTI Grant shall have a grant date value of $4,500,000, as determined by the Committee applying the valuation methodologies applied to determine the value of grants made to employees generally at that time. The Annual LTI Grants shall be subject to the terms and conditions of the Plan, and to the customary forms of award agreement then used thereunder for Plan participants generally, to the extent consistent with this Agreement.

9. Other Bonus Plans.  The Committee may, in its discretion, grant to Executive a right to participate in any other bonus or retention plan that the Committee may decide to establish for executives, but nothing herein shall require the Committee to do so.

10. Benefits.  Executive shall be entitled to receive such benefits and to participate in such employee group benefit plans, including life, health and disability insurance policies, and financial planning services, and other perquisites and plans as are generally provided by the Company to its other senior executives in accordance with the plans, practices and programs of the Company, as amended from time to time.

11. Expenses.

(a) The Company shall promptly reimburse Executive for all reasonable and necessary expenses incurred by Executive in connection with the performance of Executive’s duties as an employee of the Company in accordance with the Company’s generally applicable policies and procedures.  Such reimbursement is subject to the submission to the Company by Executive of appropriate documentation and/or vouchers in accordance with the customary procedures of the Company for expense reimbursement, as such procedures may be revised by the Company from time to time hereafter.  In no event will an expense be reimbursed later than the last day of the calendar year following the calendar year in which such expense is incurred.

(b) The Company will reimburse Executive for his legal fees and other charges that he incurs in connection with the drafting, negotiation and implementation of this Agreement, not later than 30 days after presentation of an invoice for such fees and charges together with customary supporting documentation.1

12. Vacations.  Executive shall be entitled to paid vacation in accordance with the Company’s vacation policy as in effect from time to time provided that, in no event shall Executive be entitled to less than three (3) weeks vacation per calendar year.  Executive shall also be entitled to paid holidays and personal days in accordance with the Company’s practice with respect to same as in effect from time to time.

13. Termination.

(a) Executive’s employment hereunder may be terminated by the Company, on the one hand, or Executive, on the other hand, as applicable, without any breach of this Agreement, under the following circumstances:

(i)	Death. Executive’s employment hereunder shall automatically terminate upon Executive’s death.

(ii)
Disability.  If Executive has incurred a Disability, the Company may give Executive written notice of its intention to terminate Executive’s employment.  In such event, Executive’s employment with the Company shall terminate effective on the 14th day after delivery of such notice to Executive, provided that within the 14 days after such delivery, Executive shall not have returned to full-time performance of Executive’s duties.  Executive may provide notice to the Company of Executive’s resignation on account of a bona fide Disability at any time.

(iii)
Cause.  The Company may terminate Executive’s employment hereunder for Cause effectively immediately upon delivery of notice to Executive, after complying with any procedural requirements set forth in Section 1(e) above.

(iv)
Good Reason.  Executive may terminate Executive’s employment herein with Good Reason upon (A) satisfaction of any advance notice and other procedural requirements set forth in Section 1(n) above for any termination following an event described in Section 1(n)(i) through (vi), (B) at least 30 days’ advance written notice by the Executive for any termination following an event described in Section 1(n)(vii) through (ix) or (C) at least ten (10) days advance written notice by Executive for any termination described in the last sentence of Section 1(n) (i.e., a termination within 30 days following the six (6) month anniversary of a Change of Control).

1 Cap on amounts?

Notwithstanding the foregoing Good Reason shall not occur solely based on a filing of a Chapter 11 reorganization proceeding of the Company or the implementation of the Joint Plan.

(v)	Without Cause. The Company may terminate Executive’s employment hereunder without Cause upon at least 30 days’ advance written notice to the Executive.

(vi)	Resignation Without Good Reason. Executive may resign Executive’s employment without Good Reason upon at least fourteen (14) days’ written notice to the Company.

(b) Notice of Termination.  Any termination of Executive’s employment by the Company or by Executive under this Section 13 (other than pursuant to Sections 13(a)(i)) shall be communicated by a written notice (the “Notice of Termination”) to the other Party hereto, indicating the specific termination provision in this Agreement relied upon, setting forth in reasonable detail any facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and specifying a Date of Termination which notice shall be delivered within the applicable time periods set forth in subsections 13(a)(ii)-(vi) above ( the “Notice Period”); provided that the Company may pay to Executive all Annual Base Salary, benefits and other rights due to Executive during such Notice Period instead of employing Executive during such Notice Period.

(c) Resignation from Representational Capacities.  Executive hereby acknowledges and agrees that upon Executive’s termination of employment with the Company for whatever reason, Executive shall be deemed to have, and shall have in fact, effectively resigned from all executive, director, offices, or other positions with the Company or its affiliates at the time of such termination of employment, and shall return all property owned by the Company and in Executive’s possession, including all hardware, files and documents, at that time.  Nothing in this Agreement or elsewhere shall prevent Executive from retaining and utilizing copies of benefits plans and programs in which he retains an interest or other documents relating to his personal entitlements and obligations, his desk calendars, his rolodex, and the like, or such other records and documents as may reasonably be approved by the Company.

(d) Termination in Connection with Change of Control.  If Executive’s employment is terminated by the Company without Cause either upon or within thirty days before or thirteen (13) months after a Change of Control, or prior to a Change of Control at the request of a prospective purchaser whose proposed purchase would constitute a Change of Control upon its completion, such termination shall be deemed to have occurred immediately before such Change of Control for purposes of this Agreement and the Plan.

14. Termination Pay.

(a) Effective upon the termination of Executive’s employment, Company will be obligated to pay Executive (or, in the event of Executive’s death, the Executive’s designated beneficiary as defined below) only such compensation as is provided in this Section 14, except to the extent otherwise provided for in any Company stock incentive, stock option or cash award plan (including, among others, the Plan), approved by the Board.  For purposes of this Section

14, Executive’s designated beneficiary will be such individual beneficiary or trust, located at such address, as Executive may designate by notice to Company from time to time or, if Executive fails to give notice to Company of such a beneficiary, Executive’s estate.  Notwithstanding the preceding sentence, Company will have no duty, in any circumstances, to attempt to open an estate on behalf of Executive, to determine whether any beneficiary designated by Executive is alive or to ascertain the address of any such beneficiary, to determine the existence of any trust, to determine whether any person purporting to act as Executive’s personal representative (or the trustee of a trust established by Executive) is duly authorized to act in that capacity, or to locate or attempt to locate any beneficiary, personal representative, or trustee

(b) Termination by Executive with Good Reason or by Company without Cause.  If prior to expiration of the Term, Executive terminates his employment with Good Reason, or if the Company terminates Executive’s employment other than for Cause or Executive’s death or Disability, Executive will be entitled to receive the following:

(i)
all Annual Base Salary and Bonuses duly payable for periods ending prior to the Date of Termination but unpaid as of the Date of Termination, which shall be paid in a cash lump sum no later than ten (10) days following the Date of Termination plus a Pro-Rata Bonus payable at the time bonuses are paid to other senior executives of the Company for the year of such termination;

(ii)
in consideration for Executive’s obligations set forth in Section 18 hereof, an amount equal to [2.5] times the sum of (x) Executive’s then current rate of Annual Base Salary and (y) Executive’s Target Bonus, which amount shall be paid immediately following the Date of Termination in fifty-two (52) equal bi-weekly cash installments in accordance with the Company’s normal payroll practices commencing with the next payroll date immediately following the 30 day anniversary of the Date of Termination; provided that, if a Change of Control occurs (or is deemed pursuant to Section 13(d) hereof to have occurred after such termination) during such twenty-four (24) month period (and such Change of Control qualifies either as a “change in the ownership or effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company as such terms are defined under Section 409A of the Code), any amounts remaining payable to Executive hereunder shall be paid in a single lump sum immediately upon such Change of Control;

(iii)
if Executive’s employment is terminated by the Company without Cause, either (x) upon or within thirty days before or thirteen (13) months after a Change of Control, or (y) prior to a Change of Control at the request of a prospective purchaser whose proposed purchase would constitute a Change of Control upon its completion (and, with respect to Performance Shares subject to Section 409A of the Code, such Change of Control qualifies either as a “change in the ownership or effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company as such terms are defined under Section 409A of the Code), the Company shall treat as earned all unvested Performance Shares for which the performance term has not expired as of such Change of Control at the rate calculated pursuant to the Plan and the applicable Grant Letter, and shall immediately convert those Performance Shares into non-forfeitable Restricted Shares and accelerate to the Date of Termination the removal of restrictions on such shares;

(iv)
all reasonable expenses Executive has incurred in the pursuit of Executive’s duties under this Agreement through the Date of Termination which are payable under and in accordance with this Agreement, which amount will be paid within thirty (30) days after the submission by Executive of reasonably completed reimbursement requests on the Company’s standard forms, provided that, in no event will an expense be reimbursed later than the last day of the calendar year following the calendar in year in which such expense is incurred;

(v)
a lump sum payment (net after deduction of taxes and other required withholdings) equal to thirty (30) times the monthly cost, at the time Executive’s employment terminated, for Executive to receive under COBRA the paid coverage for health, dental and vision benefits then being provided for Executive at the Company’s cost at the time Executive’s employment terminated.  This amount will be paid on the next payroll date immediately following the 30 day anniversary of the Date of Termination and will not take into account future increases in costs during the applicable time period;

(vi)
notwithstanding anything to the contrary in any award agreement, Executive shall be deemed to be actively employed during the thirty (30) month period following termination of employment for purposes of vesting of all Stock Options, Performance Shares, and Restricted Stock; provided that if a Change of Control occurs (or is deemed pursuant to Section 13(d) hereof to have occurred after such termination) within such period, all remaining Stock Options that would have vested in the thirty (30) month period shall vest, and all remaining Restricted Stock, and Performance Shares whose restrictions would have lapsed in the thirty (30) month period shall have their restrictions lapse immediately (and become non-forfeitable) upon such Change of Control; provided, however, that with respect to any equity-based compensation awards subject to Section 409A of the Code (as reasonably determined by independent tax counsel retained by the Company), a distribution thereunder will only be accelerated if such Change of Control qualifies either as a “change in the ownership or effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company as such terms are defined under Section 409A of the Code, or the first subsequent time at which such distribution may be made in compliance with Section 409A of the Code; and

(vii)
pay the cost of up to twelve (12) months, as required, of executive-level out-placement services (which provides as part of the outplacement the use of an office and secretarial support as near as reasonably practicable to Executive’s residence), provided that, in no event will an expense be reimbursed later than the last day of the calendar year following the calendar in year in which such expense is incurred;.

(c) The Executive shall not be required to mitigate the amount of any payments provided in Section 14, by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 14 be reduced by any compensation earned by Executive as a result of employment by another company or business, or by profits earned by Employee from any other source at any time before or after the Date of Termination, so long as Executive is not in material breach of the Agreement.

(d) Termination by Executive without Good Reason or by Company for Cause.  If prior to the expiration of the Term or thereafter, Executive Voluntarily terminates Executive’s employment prior to expiration of the Term without Good Reason or if Company terminates Executive’s employment under this Agreement for Cause, Executive will be entitled to receive Executive’s then-existing Annual Base Salary through the date such termination is effective, in accordance with regular payroll practices and will be reimbursed for all reasonable expenses Executive has incurred in the pursuit of Executive’s duties under this Agreement through the Date of Termination which are payable under and in accordance with this Agreement; any unvested Stock Options and unvested Restricted Stock shall terminate as of the date of termination unless otherwise provided for in any applicable plan or award agreement, and Executive shall be entitled to no other compensation, bonus, payments or benefits except as expressly provided in this paragraph or paragraph (f) below.

(e) Termination upon Disability or Death.  If Executive’s employment shall terminate by reason of Executive’s Disability (pursuant to Section 13(a)(ii)) or death (pursuant to Section 13(a)(i)), the Company shall pay to Executive all unpaid Annual Base Salary through the Date of Termination, in accordance with regular payroll practices, and the Bonus previously earned for a performance period ending prior to the Date of Termination, but unpaid as of the Date of Termination, in each case, in a lump sum cash payment within thirty (30) days following the Date of Termination, and a Pro Rata Bonus, payable when Bonuses are paid to other senior executives of the Company. In the case of Disability, if there is a period of time during which Executive is not being paid Annual Base Salary and not receiving long-term disability insurance payments, the Company shall make interim payments equal to such unpaid disability insurance payments to Executive until commencement of disability insurance payments; provided that, to the extent required to avoid the tax consequences of Section 409A of the Code, as determined by independent tax counsel, the first payment shall cover all payments scheduled to be made to Executive during the first six (6) months after the date Executive’s employment terminates, and the first such payment shall be delayed until the day that is six (6) months after the date Executive’s employment terminates.

(f) Benefits On Any Termination.  On any termination of Executive’s employment hereunder, he shall be entitled to:

(i)	his Annual Base Salary through the Date of Termination;

(ii)	a lump-sum payment in respect of accrued but unused vacation days at his per-business-day Annual Base Salary in effect as of the date his employment terminates; and

(iii)
other or additional benefits in accordance with the then-applicable terms of applicable plans, programs, corporate governance documents, agreements and arrangements of the Company and its affiliates (excluding any such plans, programs, corporate governance documents, agreements and arrangements of the Company and its affiliates providing for severance payments and/or benefits) (collectively, “Company Arrangements”).

(g) Conditions To Payments.  Any and all amounts payable and benefits or additional rights provided pursuant to Sections 14(b)(ii) and 14(b)(iii)  shall only be payable if Executive delivers to the Company and does not revoke a general release of claims in favor of the Company in substantially the form attached as Exhibit A hereto.  Such release shall be executed and delivered (and no longer subject to revocation, if applicable) within 60 days following the Termination Date.

(h) Survival.  Except as otherwise set forth in this Agreement, the respective rights and obligations of the Parties under this Agreement shall survive any termination of Executive’s employment.

(i) Definitions.  For purposes of this Section 14, the terms “termination of employment” or “terminate” when used in the context of termination of employment shall means separation from service with the Company and its affiliates as the terms “separation from service” and “affiliate” are defined in Section 409A of the Code or the regulations thereunder.

(j) Notwithstanding anything to the contrary in this Section 14, any of the benefits described in this Section 14 that are due to be paid or awarded during the first six-(6) months after the Date of Termination shall, to the extent required to avoid the additional taxes and penalties imposed under Section 409A of the Code (as determined by independent tax counsel), be suspended for six months and paid on the day after the sixth month anniversary of the Date of Termination.

15. Excess Parachute Payment.

(a) Anything in this Agreement or the Plan to the contrary notwithstanding, to the extent that any payment, distribution or acceleration of vesting to or for the benefit of Executive by the Company (within the meaning of Section 280G of the Code and the regulations thereunder), whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”) is or will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (but not below zero) to the Safe Harbor Amount (as defined below) if and to the extent that a reduction in the Total Payments would result in Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income and employment taxes and the

Excise Tax), than if Executive received the entire amount of such Total Payments in accordance with their existing terms (taking into account federal, state, and local income and employment taxes and the Excise Tax).  For purposes of this Agreement, the term “Safe Harbor Amount” means the largest portion of the Total Payments that would result in no portion of the Total Payments being subject to the Excise Tax.  To effectuate the foregoing, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating the portion of the Total Payments which are payable in cash and then by reducing or eliminating non-cash payments.

(b) The determination of whether the Total Payments shall be reduced as provided in Section 15(a) and the amount of such reduction shall be made at the Company’s expense by an accounting firm selected by Company from among the ten largest accounting firms in the United States or by qualified independent tax counsel (the “Determining Party”); provided that Executive shall be given advance notice of the Determining Party selected by the Company, and shall have the opportunity to reject the selection, within two business days of being notified of the selection, on the basis of that Determining Party’s having a conflict of interest or other reasonable basis, in which case the Company shall select an alternative auditing firm among the ten largest accounting firms in the United States or alternative independent qualified tax counsel, which shall become the Determining Party.  Such Determining Party shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and Executive within ten (10) days of the termination of Executive’s employment or at such other time mutually agreed by the Company and Executive.  If the Determining Party determines that no Excise Tax is payable by Executive with respect to the Total Payments, it shall furnish Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to any such payments and, absent manifest error, such Determination shall be binding, final and conclusive upon the Company and Executive.  If the Determining Party determines that an Excise Tax would be payable, the Company shall have the right to accept the Determination as to the extent of the reduction, if any, pursuant to Section 15(a), or to have such Determination reviewed by another accounting firm selected by the Company, at the Company’s expense.  If the two accounting firms do not agree, a third accounting firm shall be jointly chosen by the Executive and the Company, in which case the determination of such third accounting firm shall be binding, final and conclusive upon the Company and Executive.

(c) If, notwithstanding any reduction described in this Section 15, the IRS determines that Executive is liable for the Excise Tax as a result of the receipt of any of the Total Payments or otherwise, then Executive shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that Executive challenges the final IRS determination, a final judicial determination, a portion of the Total Payments equal to the “Repayment Amount.” The Repayment Amount with respect to the payment of benefits shall be the smallest such amount, if any, as shall be required to be paid to the Company so that Executive’s net after-tax proceeds with respect to the Total Payments (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on the Payment) shall be maximized.  The Repayment Amount shall be zero if a Repayment Amount of more than zero would not result in Executive’s net after-tax proceeds with respect to the Total Payments being maximized.  If the Excise Tax is not eliminated pursuant to this paragraph, the Executive shall pay the Excise Tax.

(d) Notwithstanding any other provision of this Section 15, if (i) there is a reduction in the Total Payments as described in this Section 15, (ii) the IRS later determines that Executive is liable for the Excise Tax, the payment of which would result in the maximization of Executive’s net after-tax proceeds (calculated as if Executive’s benefits had not previously been reduced), and (iii) Executive pays the Excise Tax, then the Company shall pay to Executive those payments or benefits which were reduced pursuant to this Section 15 as soon as administratively possible after Executive pays the Excise Tax (but not later than March 15 following the calendar year of the IRS determination) so that Executive’s net after-tax proceeds with respect to the Total Payments are maximized.

16. Competition/Confidentiality.

(a) Acknowledgments by Executive.  Executive acknowledges that (a) during the Term and as a part of Executive’s employment, Executive has been and will be afforded access to Confidential Information (as defined below); (b) public disclosure of such Confidential Information could have an adverse effect on the Company and its business; (c) because Executive possesses substantial technical expertise and skill with respect to the Company’s business, Company desires to obtain exclusive ownership of each invention by Executive while Executive is employed by the Company, and Company will be at a substantial competitive disadvantage if it fails to acquire exclusive ownership of each such invention by Executive; and (d) the provisions of this Section 16 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and to provide Company with exclusive ownership of all inventions and works made or created by Executive.

(b) Confidential Information.  (i) The Executive acknowledges that during the Term Executive will have access to and may obtain, develop, or learn of Confidential Information (as defined below) under and pursuant to a relationship of trust and confidence.  The Executive shall hold such Confidential Information in strictest confidence and never at any time, during or after Executive’s employment terminates, directly or indirectly use for Executive’s own benefit or otherwise (except in connection with the performance of any duties as an employee hereunder) any Confidential Information, or divulge, reveal, disclose or communicate any Confidential Information to any unauthorized person or entity in any manner whatsoever.

(ii)
As used in this Agreement, the term “Confidential Information” shall include, but not be limited to, any of the following information relating to Company learned by the Executive during the Term or as a result of Executive’s employment with Company:

(A)	information regarding the Company’s business proposals, manner of the Company’s operations, and methods of selling or pricing any products or services;

(B)
the identity of persons or entities actually conducting or considering conducting business with the Company, and any information in any form relating to such persons or entities and their relationship or dealings with the Company or its affiliates;

(C)	any trade secret or confidential information of or concerning any business operation or business relationship;

(D)	computer databases, software programs and information relating to the nature of the hardware or software and how said hardware or software is used in combination or alone;

(E)
information concerning Company personnel, confidential financial information, customer or customer prospect information, information concerning subscribers, subscriber and customer lists and data, methods and formulas for estimating costs and setting prices, engineering design standards, testing procedures, research results (such as marketing surveys, programming trials or product trials), cost data (such as billing, equipment and programming cost projection models), compensation information and models, business or marketing plans or strategies, deal or business terms, budgets, vendor names, programming operations, product names, information on proposed acquisitions or dispositions, actual performance compared to budgeted performance, long-range plans, internal financial information  (including but not limited to financial and operating results for certain offices, divisions, departments, and key market areas that are not disclosed to the public in such form), results of internal analyses, computer programs and programming information, techniques and designs, and trade secrets;

(F)	information concerning the Company’s employees, officers, directors and shareholders; and

(G)	any other trade secret or information of a confidential or proprietary nature.

(iii)
Executive shall not make or use any notes or memoranda relating to any Confidential Information except for uses reasonably expected by Executive to be for the benefit of the Company, and will, at Company’s request, return each original and every copy of any and all notes, memoranda, correspondence, diagrams or other records, in written or other form, that Executive may at any time have within his possession or control that contain any Confidential Information.

(iv)
Notwithstanding the foregoing, Confidential Information shall not include information which has come within the public domain through no fault of or action by Executive or which has become rightfully available to Executive on a non-confidential basis from any third Party, the disclosure of which to Executive does not violate any contractual or legal obligations that such third Party has to the Company or its affiliates with respect to such Confidential Information.  None of the foregoing obligations and restrictions applies to any part of the Confidential Information that Executive demonstrates was or became generally available to the public other than as a result of a disclosure by Executive or by any other person bound by a confidentiality obligation to the Company in respect of such Confidential Information.

(v)
Executive will not remove from the Company’s premises (except to the extent such removal is for purposes of the performance of Executive’s duties at home or while traveling, or except as otherwise specifically authorized by Company) any Company document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the “Proprietary Items”).  Executive recognizes that, as between Company and Executive, all of the Proprietary Items, whether or not developed by Executive, are the exclusive property of the Company.  Upon termination of Executive’s employment by either Party, or upon the request of Company during the Term, Executive will return to Company all of the Proprietary Items in Executive’s possession or subject to Executive’s control, including all equipment (e.g., laptop computers, cell phone, portable e-mail devices, etc.), documents, files and data, and Executive shall not retain any copies, abstracts, sketches, or other physical embodiment of any such Proprietary Items.

17. Proprietary Developments.

(a) Any and all inventions, products, discoveries, improvements, processes, methods, computer software programs, models, techniques, or formulae (collectively, hereinafter referred to as “Developments”), made, conceived, developed, or created by Executive (alone or in conjunction with others, during regular work hours or otherwise) during Executive’s employment which may be directly or indirectly useful in, or relate to, the business conducted or to be conducted by the Company will be promptly disclosed by Executive to Company and shall be Company’s exclusive property.  The term “Developments” shall not be deemed to include inventions, products, discoveries, improvements, processes, methods, computer software programs, models, techniques, or formulae which were in the possession of Executive prior to the Term.  Executive hereby transfers and assigns to Company all proprietary rights which Executive may have or acquire in any Developments and Executive waives any other special right which the Executive may have or accrue therein.  Executive will execute any documents and to take any actions that may be required, in the reasonable determination of Company’s counsel, to effect and confirm such assignment, transfer and waiver, to direct the issuance of patents, trademarks, or copyrights to Company with respect to such Developments as are to be Company’s exclusive property or to vest in Company title to such Developments; provided, however, that the expense of securing any patent, trademark or copyright shall be borne by Company.  The Parties agree that Developments shall constitute Confidential Information.

(b) “Work Made for Hire.” Any work performed by Executive during Executive’s employment with Company shall be considered a “Work Made for Hire” as defined in the U.S. Copyright laws, and shall be owned by and for the express benefit of Company.  In the event it should be established that such work does not qualify as a Work Made for Hire, Executive agrees to and does hereby assign to Company all of Executive’s right, title, and interest in such work product including, but not limited to, all copyrights and other proprietary rights.

18. Non-Competition and Non-Interference.

(a) Acknowledgments by Executive.  Executive acknowledges and agrees that: (a) the services to be performed by Executive under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character; (b) the Company competes with other businesses that are or could be located in any part of the United States; (c) the provisions of this Section 19 are reasonable and necessary to protect the Company’s business and lawful protectable interests, and do not impair Executive’s ability to earn a living and (d) the Company has agreed  to provide the severance and other benefits set forth in Section 14(b)(ii) in consideration for Executive’s obligations under Section 18 and but for Executive’s agreement to comply with such obligations, the Company would not have agreed to provide to such severance and other benefits.

(b) Covenants of Executive.  For purposes of this Section 18, the term “Restricted Period” shall mean the period commencing as of the date of this Agreement and terminating on the second anniversary (or, in the case of Section 18(b)(iii), the first anniversary), of the date Executive’s employment terminated provided that the “Restricted Period” also shall encompass any period of time from whichever anniversary date is applicable until and ending on the last date Executive is to be paid any payment under Section 14 hereof.  In consideration of the acknowledgments by Executive, and in consideration of the compensation and benefits to be paid or provided to Executive by Company, Executive covenants and agrees that during the Restricted Period, the Executive will not, directly or indirectly, for Executive’s own benefit or for the benefit of any other person or entity other than the Company:

(i)
in the United States or any other country or territory where the Company then conducts its business: engage in, operate, finance, control or be employed by a “Competitive Business” (defined below); serve as an officer or director of a Competitive Business (regardless of where Executive then lives or conducts such activities); perform any work as an employee, consultant (other than as a member of a professional consultancy, law firm, accounting firm or similar professional enterprise that has been retained by the Competitive Business and where Executive has no direct role in such professional consultancy and maintains the confidentiality of all information acquired by Executive during his or her employment with the Company), contractor, or in any other capacity with, a Competitive Business; directly or indirectly invest or own any interest in a Competitive Business (regardless of where Executive then lives or conducts such activities); or directly or indirectly provide any services or advice to a any business, person or entity who or which is engaged in a Competitive Business (other than as a member of a professional consultancy, law firm, accounting firm or similar professional enterprise that has been retained by the Competitive Business and where Executive has no direct role in such professional consultancy and maintains the confidentiality of all information acquired by Executive during his or her employment with the Company).  A “Competitive Business” is any business, person or entity who or which, anywhere within that part of the United States, or that part of any other country or territory, where the Company conducts business; owns or operates a cable television system; provides direct television or any satellite-based, telephone system-based, internet based or wireless system for delivering television, music or other entertainment programming (other than as an ancillary service, such as cellular telephone providers); provides telephony services using any wired connection or fixed (as opposed to mobile) wireless application; provides data or internet access services; or offers, provides, markets or sells any service or product of a type that is offered or marketed by or directly competitive with a service or product offered or marketed by the Company at the time Executive’s employment terminates; or who or which in any case is preparing or planning to do so.  The provisions of this Section 18 shall not be construed or applied (i) so as to prohibit Executive from owning not more than five percent (5%) of any class of securities that is publicly traded on any national or regional securities exchange, as long as Executive’s investment is passive and Executive does not lend or provide any services or advice to such business or otherwise violate the terms of this Agreement in connection with such investment; or (ii) so as to prohibit Executive from working as an employee in the cable television business for a company/business that owns or operates cable television franchises (by way of current example only, Time Warner, Cablevision, Cox or Comcast), provided that the company/business is not providing cable services in any political subdivision/ geographic area where the Company has a franchise or provides cable services (other than nominal overlaps of service areas) and the company/business is otherwise not engaged in a Competitive Business, and provided Executive does not otherwise violate the terms of this Agreement in connection with that work;

(ii)
contact, solicit or provide any service to any person or entity that was a customer franchisee, or prospective customer of the Company at any time during Executive’s employment (a prospective customer being one to whom the Company had made a business proposal within twelve (12) months prior to the time Executive’s employment terminated); or directly solicit or encourage any customer, franchisee or subscriber of the Company to purchase any service or product of a type offered by or competitive with any product or service provided by the Company, or to reduce the amount or level of business purchased by such customer, franchisee or subscriber from the Company; or take away or procure for the benefit of any competitor of the Company, any business of a type provided by or competitive with a product or service offered by the Company; or

(iii)
solicit or recruit for employment, any person or persons who are employed by Company or any of its subsidiaries or affiliates, or who were so employed at any time within a period of six (6) months immediately prior to the date Executive’s employment terminated, or otherwise interfere with the relationship between any such person and the Company; nor will the Executive assist anyone else in recruiting any such employee to work for another company or business or discuss with any such person his or her leaving the employ of the Company or engaging in a business activity in competition with the Company.  This provision shall not apply to secretarial, clerical, custodial or maintenance employees.

If Executive violates any covenant contained in this Section 18, then the term of the covenants in this Section shall be extended by the period of time Executive was in violation of the same.

(c) Provisions Pertaining to the Covenants.  Executive recognizes that the existing business of the Company extends to various locations and areas throughout the United States and may extend hereafter to other countries and territories and agrees that the scope of Section 18 shall extend to any part of the United States, and any other country or territory, where the Company operates or conducts business, or has concrete plans to do so at the time Executive’s employment terminates.  It is agreed that the Executive’s services hereunder are special, unique, unusual and extraordinary giving them peculiar value, the loss of which cannot be reasonably or adequately compensated for by damages, and in the event of the Executive’s breach of this Section, Company shall be entitled to equitable relief by way of injunction or otherwise in addition to the cessation of payments and benefits hereunder.  If any provision of Sections 16, 17 or 18 of this Agreement is deemed to be unenforceable by a court (whether because of the subject matter of the provision, the duration of a restriction, the geographic or other scope of a restriction or otherwise), that provision shall not be rendered void but the Parties instead agree that the court shall amend and alter such provision to such lesser degree, time, scope, extent and/or territory as will grant Company the maximum restriction on Executive’s activities permitted by applicable law in such circumstances.  Company’s failure to exercise its rights to enforce the provisions of this Agreement shall not be affected by the existence or non existence of any other similar agreement for anyone else employed by Company or by Company’s failure to exercise any of its rights under any such agreement.

(d) Notices.  In order to preserve Company’s rights under this Agreement, Company is authorized to advise any potential or future employer, any third party with whom Executive may become employed or enter into any business or contractual relationship with, and any third party whom Executive may contact for any such purpose, of the existence of this Agreement and its terms, and Company shall not be liable for doing so.

(e) Injunctive Relief and Additional Remedy.  Executive acknowledges that the injury that would be suffered by Company as a result of a breach of the provisions of this Agreement (including any provision of Sections 16, 17 and 18) would be irreparable and that an award of monetary damages to Company for such a breach would be an inadequate remedy.  Consequently, Company will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and Company will not be obligated to post bond or other security in seeking such relief.  Without limiting Company’s rights under this Section or any other remedies of Company, if Executive willfully  materially breaches any of the provisions of Sections 16, 17 or 18, Company will have the right to cease making any payments otherwise due to Executive under this Agreement.

(f) Covenants of Sections 16, 17 and 18 are Essential and Independent Covenants.  The covenants by Executive in Sections 16, 17 and 18 are essential elements of this Agreement, and without Executive’s agreement to comply with such covenants, Company would not have entered into this Agreement or employed Executive.  Company and Executive have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by Company.  Executive’s covenants in Section 16, 17 and 18 are independent covenants and the existence of any claim by Executive against Company, under this Agreement or otherwise, will not excuse Executive’s breach of any covenant in Sections 16, 17  or 18.  If Executive’s employment hereunder is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of Executive in Sections 16, 17 and 18.  The Company’s right to enforce the covenants in Sections 16, 17 and 18 shall not be adversely affected or limited by the Company’s failure to have an agreement with another employee with provisions at least as restrictive as those contained in Sections 16, 17 or 18, or by the Company’s failure or inability to enforce (or agreement not to enforce) in full the provisions of any other or similar agreement containing one or more restrictions of the type specified in Sections 16, 17 and 18 of this Agreement.

19. Representations And Further Agreements.

(a) Executive represents, warrants and covenants to Company that:

(i)
Neither the execution and delivery of this Agreement by Executive nor the performance of any of Executive’s duties hereunder in accordance with the Agreement will violate, conflict with or result in the breach of any order, judgment, employment contract, agreement not to compete or other agreement or arrangement to which Executive is a Party or is subject;

(ii)
On or prior to the date hereof, Executive has furnished to Company true and complete copies of all judgments, orders, written employment contracts, agreements not to compete, and other agreements or arrangements restricting Executive’s employment or business pursuits, that have current application to Executive;

(iii)
Executive is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, and that prior to assenting to the terms of this Agreement, or giving the representations and warranties herein, Executive has been given a reasonable time to review it and has consulted with counsel of Executive’s choice; and

(iv)	Executive has not provided, nor been requested by Company to provide, to Company, any confidential or non public document or information of a former employer that constitutes or contains any protected trade secret, and will not use any protected trade secrets in connection with the Executive’s employment.

(b) During and subsequent to expiration of the Term, the Executive will reasonably cooperate with Company, and furnish any and all complete and truthful information, testimony or affidavits in connection with any matter that arose during the Executive’s employment, that in any way relates to the business or operations of the Company or any of its parent or subsidiary corporations or affiliates, or of which the Executive may have any knowledge or involvement; and will consult with and provide information to Company and its representatives concerning such matters.  Executive shall reasonably cooperate with Company in the protection and enforcement of any intellectual property rights that relate to services performed by Executive for Company, whether under the terms of this Agreement or prior to the execution of this Agreement.  This shall include without limitation executing, acknowledging, and delivering to Company all documents or papers that may be necessary to enable Company to publish or protect such intellectual property rights.  Subsequent to the Term, the Parties will make their best efforts to have such cooperation performed at reasonable times and places and in a manner as not to unreasonably interfere with any other employment in which Executive may then be engaged.  Nothing in this Agreement shall be construed or interpreted as requiring the Executive to provide any testimony, sworn statement or declaration that is not complete and truthful.  If Company requires the Executive to travel outside the metropolitan area in the United States where the Executive then resides to provide any testimony or otherwise provide any such assistance, then Company will reimburse the Executive for any reasonable, ordinary and necessary travel and lodging expenses incurred by Executive to do so provided the Executive submits all documentation required under Company’s standard travel expense reimbursement policies and as otherwise may be required to satisfy any requirements under applicable tax laws for Company to deduct those expenses.  Nothing in this Agreement shall be construed or interpreted as requiring the Executive to provide any testimony or affidavit that is not complete and truthful.

(c) The Company represents and warrants that (a) it is fully authorized by action of the Board (and of any other Person or body whose action is required) to enter into this Agreement and to perform its obligations under it, (b) the execution, delivery and performance of this Agreement by it does not violate any applicable law, regulation, order, judgment or decree or any agreement, arrangement, plan or corporate governance document to which it is a party or by which it is bound and (c) upon the execution and delivery of this Agreement by the Parties, this Agreement shall be a valid and binding obligation of the Company, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

20. Mutual Non-Disparagement.  Neither the Company nor Executive shall make any oral or written statement about the other Party which is intended or reasonably likely to disparage the other Party, or otherwise degrade the other Party’s reputation in the business or legal community or in the telecommunications industry.

21. Foreign Corrupt Practices Act.  Executive agrees to comply in all material respects with the applicable provisions of the U.S. Foreign Corrupt Practices Act of 1977

(“FCPA”), as amended, which provides generally that: under no circumstances will foreign officials, representatives, political parties or holders of public offices be offered, promised or paid any money, remuneration, things of value, or provided any other benefit, direct or indirect, in connection with obtaining or maintaining contracts or orders hereunder.  When any representative, employee, agent, or other individual or organization associated with Executive is required to perform any obligation related to or in connection with this Agreement, the substance of this section shall be imposed upon such person and included in any agreement between Executive and any such person.  Failure by Executive to comply with the provisions of the FCPA shall constitute a material breach of this Agreement and shall entitle the Company to terminate Executive’s employment for Cause.

22. Purchases and Sales of the Company’s Securities.  Executive has read and agrees to comply in all respects with the Company’s Policy Regarding the Purchase and Sale of the Company’s Securities by Employees, as such Policy may be amended from time to time.  Specifically, and without limitation, Executive agrees that Executive shall not purchase or sell stock in the Company at any time (a) that Executive possesses material non-public information about the Company or any of its businesses; and (b) during any “Trading Blackout Period” as may be determined by the Company as set forth in the Policy from time to time.

23. Indemnification.

(a) If Executive is made a party or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a “proceeding”), by reason of the fact that he is or was a director or an officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter, a “Covered Person”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, then Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Covered Person in connection therewith; provided, however, that, except as provided in Section 23(e) hereof with respect to proceedings to enforce rights to indemnification, the Company shall indemnify any such Covered Person in connection with a proceeding (or part thereof) initiated by such Covered Person only if such proceeding (or part thereof) was authorized by the Board.

(b) The Company shall promptly pay or reimburse the expenses (including attorneys’ fees) incurred by Executive in defending any such proceeding in advance of its final disposition (hereinafter, an “advancement of expenses”), provided, however, that, if the Delaware General Corporation Law so requires, an advancement of expenses incurred by Executive in his or her capacity as such shall be made only upon delivery to the Company of an undertaking (hereinafter, an “Undertaking”), by or on behalf of such Executive, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter, a “Final Adjudication”) that Executive was not entitled to be indemnified for such expenses under this Section 23 or otherwise.  The rights to indemnification and to the advancement of expenses conferred in Subsections 23(a) and (b) hereof shall be contract rights and such rights shall continue even after Executive ceases to be employed by the Company and shall inure to the benefit of Executive’s heirs, executors and administrators.

(c) If a claim under Section 23(a) or (b) hereof is not paid in full by the Company within sixty (60) days after a written claim therefore has been received by the Company, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, Executive may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim.  If Executive is successful in whole or in part in any such suit, or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of an Undertaking, Executive shall be entitled to be paid also the expense of prosecuting or defending such suit.  In (i) any suit brought by Executive to enforce a right to indemnification hereunder (but not in a suit brought by Executive to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Company to recover an advancement of expenses pursuant to the terms of an Undertaking, the Company shall be entitled to recover such expenses upon a final adjudication that, Executive has not met the applicable standard for indemnification set forth in the Delaware General Corporation Law.  To the fullest extent permitted by law, neither the failure of the Company (including its disinterested directors, committee thereof, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of Executive is proper in the circumstances because the Executive has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Company (including its disinterested directors, committee thereof, independent legal counsel or its stockholders) that Executive has not met such applicable standard of conduct, shall create a presumption that Executive has not met the applicable standard of conduct or, in the case of such a suit brought by Executive, be a defense to such suit.  In any suit brought by Executive to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that Executive is not entitled to be indemnified, or to such advancement of expenses, under this Section 24 or otherwise shall, to the extent permitted by law, be on the Company.

(d) The rights to indemnification and to the advancement of expenses conferred in this Section 24 shall not be exclusive of any other right of indemnification which Executive or any other person may have or hereafter acquire by any statute, the Company’s Certificate of Incorporation or Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

(e) The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.  A directors’ and officers’ liability insurance policy (or policies) shall be kept in place, during the Term and thereafter until the sixth anniversary of the Date of Termination, providing coverage to Executive that is no less favorable to him in any respect (including with respect to scope, exclusions, amounts, and deductibles) than the coverage then being provided to any other present or former senior executives or directors of the Company generally.

24. Withholding.  Anything to the contrary notwithstanding, all payments required to be made by Company hereunder to Executive or his estate or beneficiary shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to applicable law or regulation.

25. Notices.  Any written notice required by this Agreement will be deemed provided and delivered to the intended recipient when (a) delivered in person by hand; or (b) three days after being sent via U.S. certified mail, return receipt requested; or (c) the day after being sent via by overnight courier, in each case when such notice is properly addressed to the following address and with all postage and similar fees having been paid in advance:

If to the Company:	Charter Communications, Inc.
Attn: Human Resources
12405 Powerscourt Drive
St. Louis, MO 63131

If to Executive:	Morrison Cohen LLP
Attn: Todd K. Garvelink
909 Third Avenue, 27th Floor
New York, NY 10022

Either Party may change the address to which notices, requests, demands and other communications to such Party shall be delivered personally or mailed by giving written notice to the other Party in the manner described above.

26. Binding Effect.  This Agreement shall be for the benefit of and binding upon the Parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns.

27. Entire Agreement.  This Agreement contains the entire agreement between the Parties with respect to its specific subject matter and supersedes the Prior Employment Agreement in its entirety, as well as all prior oral and written communications, agreements and understandings between the Parties concerning the specific subject matter of the Prior Employment Agreement, except with respect to rights that had fully accrued or been granted under the Prior Employment Agreement as of the Effective Date.  This Agreement may not be modified, amended, altered, waived or rescinded in any manner, except by written instrument signed by both of the Parties hereto that expressly refers to the provision of this Agreement that is being modified, amended, altered, waived or rescinded; provided, however, that the waiver by either Party of a breach or compliance with any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or compliance.  Except to the extent the terms hereof are explicitly and directly inconsistent with the terms of the Plan, nothing herein shall be deemed to override or replace the terms of the Plan, including but not limited to sections 6.4, 9.4 and 10.4 thereof.

28. Severability.  In case any one or more of the provisions of this Agreement shall be held by any court of competent jurisdiction or any arbitrator selected in accordance with the terms hereof to be illegal, invalid or unenforceable in any respect, such provision shall have no force and effect, but such holding shall not affect the legality, validity or enforceability of any other provision of this Agreement provided that the provisions held illegal, invalid or unenforceable does not reflect or manifest a fundamental benefit bargained for by a Party hereto.

29. Assignment.  Subject to the Executive’s right to terminate in the event of a Change of Control hereunder, this Agreement can be assigned by the Company only to a company that controls, is controlled by, or is under common control with the Company and which assumes all of the Company’s obligations hereunder.  The duties and covenants of Executive under this Agreement, being personal, may not be assigned or delegated except that Executive may assign payments due hereunder to a trust established for the benefit of Executive’s family or to Executive’s estate or to any partnership or trust entered into by Executive and/or Executive’s immediate family members (meaning, Executive’s spouse and lineal descendants).  This agreement shall be binding in all respects on permissible assignees.

30. Notification.  In order to preserve the Company’s rights under this Agreement, the Company is authorized to advise any third party with whom Executive may become employed or enter into any business or contractual relationship with, or whom Executive may contact for any such purpose, of the existence of this Agreement and its terms, and the Company shall not be liable for doing so.

31. Choice of Law/Jurisdiction.  This Agreement is deemed to be accepted and entered into in St. Louis County, Missouri.  Executive and the Company intend and hereby acknowledge that jurisdiction over disputes with regard to this Agreement, and over all aspects of the relationship between the Parties, shall be governed by the laws of the State of Missouri without giving effect to its rules governing conflicts of laws.  With respect to orders in aid or enforcement of arbitration awards and injunctive relief, venue and jurisdiction are proper in the County of St. Louis, and (if federal jurisdiction exists) the United States District Court for the Eastern Division of Missouri in St. Louis, and Parties waive all objections to jurisdiction and venue in any such forum and any defense that such forum is not the most convenient forum.

32. Arbitration.  Any claim or dispute between the Parties arising out of or relating to this Agreement, any other agreement between the Parties, Executive’s employment with the Company, or any termination thereof (collectively, “Covered Claims”) shall (except to the extent otherwise provided in Section 18(e) with respect to certain requests for injunctive relief) be resolved by binding confidential arbitration, to be held in St. Louis, Missouri, before a panel or three arbitrators in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association and this Section 32.  Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.  Pending the resolution of any Covered Claim, Executive (and his beneficiaries) shall continue to receive all payments and benefits due under this Agreement or otherwise, except to the extent that the arbitrators otherwise provide.  The Company shall reimburse Executive for all costs and expenses (including, without limitation, legal, tax and accounting fees) incurred by him in any arbitration under this Section 32, to the extent he substantially prevails in any such arbitration.

33. Section Headings.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Agreement.

34. Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.  This Agreement may also be executed by delivery of facsimile or “pdf” signatures, which shall be effective for all purposes.

35. Section 409A Compliance.  The Company and Executive intend that the provisions of this Agreement comply with the requirements of Code Section 409A and the regulations and guidance issued thereunder and be interpreted in accordance therewith.  Executive will not have any discretion to designate the taxable year of payment of any amounts subject to Section 409A under any provision of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first above written.

Charter Communications, Inc.

By:  /s/
Title:

EXECUTIVE

/s/
Name:
Address:

EXHIBIT A

RELEASE

This Release of Claims (this “Release”) is made as of the “Termination Date” (as defined in that certain Employment Agreement, dated as of ______, to which Executive and the Company are Parties, as such agreement is from time to time amended in accordance with its terms (the “Employment Agreement”)), by and between CHARTER COMMUNICATIONS, INC., a Delaware corporation (together with its successors and assigns, the “Company”), and Michael J. Lovett, an individual (“Executive”).

1. Release of Claims by Executive.

(a) Pursuant to Section 14(g) of the Employment Agreement, Executive, with the intention of binding himself and his heirs, executors, administrators and assigns (collectively, and together with Executive, the “Executive Releasors”), hereby releases, remises, acquits and forever discharges the Company and each of its subsidiaries and affiliates (the “Company Affiliated Group”), and their past and present directors, employees, agents, attorneys, accountants, representatives, plan fiduciaries, and the successors, predecessors and assigns of each of the foregoing (collectively, and together with the members of the Company Affiliated Group, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, that arise out of, or relate in any way to, events occurring on or before the date hereof (collectively, “Released Claims”) and that Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Company Released Party in any capacity, including any and all Released Claims (i) arising out of or in any way connected with Executive’s service to any member of the Company Affiliated Group (or the predecessors thereof) in any capacity (including as an employee, officer or director), or the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iv) for any violation of applicable state and local labor and employment laws (including all laws concerning unlawful and unfair labor and employment practices) and (v) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Age Discrimination in Employment Act (“ADEA”) and any similar or analogous state statute, excepting only that no claim in respect of any of the following rights shall constitute a Released Claim:

(1) any right arising under, or preserved by, this Release or the Employment Agreement;

(2) for avoidance of doubt, any right to indemnification under (i) applicable corporate law, (ii) the Employment Agreement, (iii) the by-laws or certificate of incorporation of any Company Released Party, (iv) any other agreement between Executive and a Company Released Party or (v) as an insured under any director’s and officer’s liability insurance policy now or previously in force; or

(3) for avoidance of doubt, any claim for benefits under any health, disability, retirement, life insurance or similar employee benefit plan of the Company Affiliated Group (the “Company Benefit Plans”); or

(b) No Executive Releasor shall file or cause to be filed any action, suit, claim, charge or proceeding with any governmental agency, court or tribunal relating to any Released Claim within the scope of this Section 1.

(c) In the event any action, suit, claim, charge or proceeding within the scope of this Section 1 is brought by any government agency, putative class representative or other third Party to vindicate any alleged rights of Executive, (i) Executive shall, except to the extent required or compelled by law, legal process or subpoena, refrain from participating, testifying or producing documents therein, and (ii) all damages, inclusive of attorneys’ fees, if any, required to be paid to Executive by the Company as a consequence of such action, suit, claim, charge or proceeding shall be repaid to the Company by Executive within ten (10) days of his receipt thereof.

(d) Certain amounts and other benefits set forth in Section 14(b)(i) of the Employment Agreement, to which Executive would not otherwise be entitled, are being paid to Executive in return for this Release and Executive’s agreements and covenants contained in the Employment Agreement.  Executive acknowledges and agrees that the release of claims set forth in this Section 1 is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

(e) The release of claims set forth in this Section 1 applies to any relief in respect of any Released Claim of any kind, no matter how called, including wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorney’s fees and expenses.  Executive specifically acknowledges that his acceptance of the terms of the release of claims set forth in this Section 1 is, among other things, a specific waiver of his rights, claims and causes of action under Title VII, ADEA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law Executive is not permitted to waive.

2. Voluntary Execution of Agreement.

BY HIS SIGNATURE BELOW, EXECUTIVE ACKNOWLEDGES THAT:

(a) HE HAS RECEIVED A COPY OF THIS RELEASE AND WAS OFFERED A PERIOD OF TWENTY-ONE (21) DAYS TO REVIEW AND CONSIDER IT;

(b) IF HE SIGNS THIS RELEASE PRIOR TO THE EXPIRATION OF TWENTY-ONE (21) DAYS, HE KNOWINGLY AND VOLUNTARILY WAIVES AND GIVES UP THIS RIGHT OF REVIEW;

(c) HE HAS THE RIGHT TO REVOKE THIS RELEASE FOR A PERIOD OF SEVEN DAYS AFTER HE SIGNS IT BY MAILING OR DELIVERING A WRITTEN NOTICE OF REVOCATION TO THE COMPANY NO LATER THAN THE CLOSE OF BUSINESS ON THE SEVENTH DAY AFTER THE DAY ON WHICH HE SIGNED THIS RELEASE;

(d) THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE FOREGOING SEVEN-DAY REVOCATION PERIOD HAS EXPIRED WITHOUT THE RELEASE HAVING BEEN REVOKED;

(e) THIS RELEASE WILL, EXCEPT AS OTHERWISE PROVIDED IN SECTION 14(g) OF THE EMPLOYMENT AGREEMENT, BE FINAL AND BINDING AFTER THE EXPIRATION OF THE FOREGOING REVOCATION PERIOD REFERRED TO IN SECTION 2(c), AND FOLLOWING SUCH REVOCATION PERIOD EXECUTIVE AGREES NOT TO CHALLENGE ITS ENFORCEABILITY;

(f) HE IS AWARE OF HIS RIGHT TO CONSULT AN ATTORNEY, HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY, AND HAS HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY, IF DESIRED, PRIOR TO SIGNING THIS RELEASE;

(g) NO PROMISE OR INDUCEMENT FOR THIS RELEASE HAS BEEN MADE EXCEPT AS SET FORTH IN THE EMPLOYMENT AGREEMENT AND THIS RELEASE;

(h) HE HAS CAREFULLY READ THIS RELEASE, ACKNOWLEDGES THAT HE HAS NOT RELIED ON ANY REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, NOT SET FORTH IN THIS DOCUMENT OR THE EMPLOYMENT AGREEMENT, AND WARRANTS AND REPRESENTS THAT HE IS SIGNING THIS RELEASE KNOWINGLY AND VOLUNTARILY.

3. Miscellaneous.

The provisions of the Employment Agreement relating to representations, successors, notices, amendments/waivers, headings, severability, choice of law, references, arbitration and counterparts/faxed signatures, shall apply to this Release as if set fully forth in full herein, with references in such Sections to “this Agreement” being deemed, as appropriate, to be references to this Release.  For avoidance of doubt, this Section 4 has been included in this Release solely for the purpose of avoiding the need to repeat herein the full text of the referenced provisions of the Employment Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Company and Executive have acknowledged, executed and delivered this Release as of the Termination Date.

Executive

___________________________
Michael J. Lovett

CHARTER COMMUNICATIONS, INC.

By:___________________________
Name:
Title: